EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated September 27, 2007, which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 158 as of June 30, 2007, accompanying the consolidated financial statements and schedule included in the Annual Report of Baldwin Technology Company, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements on Form S-3 (No. 33-33104, No. 33-42265 and No. 33-41586) and the Registration Statements on Form S-8, (No. 33-20611, No. 33-30455, No. 33-58104, No. 33-58106, No. 33-56329, No. 333-44631, No. 333-95743, No. 333-121275 and 333-131404).

/s/ Grant Thornton LLP
Grant Thornton LLP
New York, New York
September 27, 2007